Exhibit 99.1

Allarity Therapeutics Announces Board Authorization
of $5 Million Share Repurchase Program

Boston (March 3, 2025)—Allarity Therapeutics, Inc. (“Allarity” or the “Company”) (NASDAQ: ALLR), a Phase 2 clinical-stage pharmaceutical company dedicated to developing stenoparib—a differentiated dual PARP/Wnt pathway inhibitor—as a personalized cancer treatment using its proprietary, drug-specific patient selection technology—the Drug Response Predictor (DRP®)—today announced that its Board of Directors has authorized a share repurchase program, allowing for the repurchase of up to $5 million of the Company’s common stock through February 28, 2026.

The decision underscores the Company’s confidence in its future trajectory and dedication to delivering value to both patients and shareholders.

As previously disclosed on November 14, 2024, Allarity’s cash position allows it to maintain a financial runway extending into 2026. The Company remains sufficiently capitalized to proceed with the share repurchase program without affecting this runway.

“The Board’s decision to authorize a share repurchase program of up to $5 million reflects our confidence in the Company's long-term vision, the clinical potential of stenoparib, and our ability to advance its development to provide a much-needed treatment option for women battling advanced ovarian cancer,” commented Allarity CEO Thomas Jensen. “With our recently implemented trial protocol, we expect to initiate patient enrollment soon and further investigate stenoparib’s dual mechanisms of action—both as a PARP inhibitor and as a modulator of the Wnt pathway. The protocol aims to deepen our understanding of stenoparib’s clinical benefit in a well-defined ovarian cancer patient population while also assessing its potential impact on the Wnt pathway, a key signaling pathway implicated in multiple malignancies.”

Under the authorization, Allarity may repurchase shares at its discretion from time to time, in amounts and at prices the Company deems appropriate, subject to market conditions and compliance with applicable legal requirements. Repurchases may be made through open market transactions or other methods as permitted by securities laws and regulations, including Rule 10b-18 under the Securities Exchange Act of 1934, as amended.

The share repurchase program does not obligate Allarity to acquire any specific number of shares and may be modified, suspended, or discontinued at any time at the Company’s discretion.

About Stenoparib
Stenoparib is an orally available, small-molecule dual-targeted inhibitor of PARP1/2 and tankyrase 1/2. At present, tankyrases are attracting significant attention as emerging therapeutic targets for cancer, principally due to their role in regulating the Wnt signaling pathway. Aberrant Wnt/β-catenin signaling has been implicated in the development and progression of numerous cancers. By inhibiting PARP and blocking Wnt pathway activation, stenoparib’s unique therapeutic action shows potential as a promising therapeutic for many cancer types, including ovarian cancer. Allarity has secured exclusive global rights for the development and commercialization of stenoparib, which was originally developed by Eisai Co. Ltd. and was formerly known under the names E7449 and 2X-121.

About the Drug Response Predictor – DRP® Companion Diagnostic

Allarity uses its drug-specific DRP® to select those patients who, by the gene expression signature of their cancer, are found to have a high likelihood of benefiting from a specific drug. By screening patients before treatment, and only treating those patients with a sufficiently high, drug-specific DRP score, the therapeutic benefit rate may be significantly increased. The DRP method builds on the comparison of sensitive vs. resistant human cancer cell lines, including transcriptomic information from cell lines, combined with clinical tumor biology filters and prior clinical trial outcomes. DRP is based on messenger RNA expression profiles from patient biopsies. The DRP® platform has shown an ability to provide a statistically significant prediction of the clinical outcome from drug treatment in cancer patients in dozens of clinical studies (both retrospective and prospective). The DRP platform, which may be useful in all cancer types and is patented for more than 70 anti-cancer drugs, has been extensively published in the peer-reviewed literature.

About Allarity Therapeutics

Allarity Therapeutics, Inc. (NASDAQ: ALLR) is a clinical-stage biopharmaceutical company dedicated to developing personalized cancer treatments. The Company is focused on development of stenoparib, a novel PARP/tankyrase inhibitor for advanced ovarian cancer patients, using its DRP® technology to develop a companion diagnostic that can be used to select those patients expected to derive the greatest clinical benefit from stenoparib. Allarity is headquartered in the U.S., with a research facility in Denmark, and is committed to addressing significant unmet medical needs in cancer treatment. For more information, visit www.allarity.com.

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LinkedIn: https://www.linkedin.com/company/allaritytx/

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Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the implementation of Allarity’s new Phase 2 trial protocol, its potential to generate key clinical insights into stenoparib’s efficacy and mechanism of action, and the Company’s ability to advance the development of stenoparib and its companion diagnostic, stenoparib-DRP, for the treatment of advanced ovarian cancer. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to multiple risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the successful execution of the Phase 2 trial, regulatory barriers, patient enrollment and retention challenges, clinical trial outcomes, and the Company’s ability to secure additional funding and partnerships to support ongoing development efforts, including the continued development of stenoparib and stenoparib-DRP. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our Form S-1/A registration statement filed on April 17, 2024, our Form 10-K annual report on file with the Securities and Exchange Commission (the “SEC”) and our Form 10-Q quarterly report filed with the SEC on November 14, 2024, available at the SEC’s website at www.sec.gov, and as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the SEC. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

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Company Contact:
investorrelations@allarity.com

Media Contact:
        Thomas Pedersen
        Carrotize PR & Communications
        +45 6062 9390
        tsp@carrotize.com